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                                                                    EXHIBIT 99.4


                            EXCHANGE AGENT AGREEMENT


         THIS EXCHANGE AGENT AGREEMENT (the "Agreement"), entered into as of this ---- day of ----------, 1998, by and between ZILOG, INC., a Delaware corporation ("Zilog"), and BANKBOSTON, N.A., a national banking association having its principal offices in Boston, Massachusetts (in its capacity as Exchange Agent hereunder, the "Exchange Agent"),

                              W I T N E S S E T H:


        WHEREAS, Zilog has entered into an Agreement and Plan of Merger, dated as of July 20, 1997, by and between Zilog and TPG Partners II, L.P. ("TPG"), as amended by Amendments Number One and Number Two to the Agreement and Plan of Merger, dated as of November 18, 1997 and December 10, 1997, respectively, by and among Zilog, TPG Zeus Acquisition Corporation ("Merger Sub") and TPG (the "Merger Agreement," a copy of which is attached hereto as Exhibit A); and

         WHEREAS, the Merger Agreement provides for, among other things, the merger of Merger Sub with and into Zilog pursuant to which each issued and outstanding share of the common stock, par value $0.01 per share, of Zilog (the "Common Stock") (other than (a) shares of Common Stock held in Zilog's treasury or owned by Zilog, any subsidiary of Zilog, TPG, Merger Sub or any other subsidiary of TPG, which will be canceled (the "Excluded Shares"), and (b) shares of Common Stock which are held by a stockholder of Zilog who has properly exercised appraisal rights under Delaware law (the "Dissenting Shares")) will be converted, at the election of the holder thereof, into either (i) the right to receive $20.00 in cash (the "Cash Election Price") or (ii) the right to retain one share of Common Stock (a "Non-Cash Election Share"), subject to the limitation that exactly 375,000 shares of Common Stock (the "Non-Cash Election Number") shall be retained by existing stockholders of Zilog (a "Non-Cash Election"); and

         WHEREAS, Zilog desires the Exchange Agent to act as its exchange agent subject to the Merger Agreement, and the Exchange Agent has indicated its willingness to do so:

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions hereof, the parties hereto agree as follows (capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement):

         1.  Appointment of Exchange Agent.

         (a) Zilog hereby confirms the appointment of BankBoston, N.A. as Exchange Agent, and BankBoston, N.A. hereby agrees to serve as such, under the terms and conditions as set forth herein.

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         (b) Compensation of Agent. The Exchange Agent shall be entitled to a fee which shall be paid by Zilog on presentation of monthly invoices for all services rendered by it hereunder as referenced in Exhibit B. The Exchange Agent shall also be entitled to reimbursement from Zilog for all reasonable expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all reasonable services rendered in performing this Exchange Agent Agreement.

         2. Delivery of Merger Consideration by Zilog.

         (a) Delivery of Certificates Representing Non-Cash Election Shares. As soon as reasonably practicable after the Effective Time, Zilog shall deliver to Boston EquiServe Shareholder Services, the transfer agent and registrar for the Common Stock (the "Transfer Agent"), duly executed certificates representing Common Stock to be countersigned and reissued as Non-Cash Election Shares.

         (b) Delivery of Cash. From time to time, Zilog will deposit or cause to be deposited with the Exchange Agent in a special account for the benefit of the holders of Common Stock specified below (the "Zilog Account"), federal or other immediately available funds in the aggregate amount of [$-----] from which the Exchange Agent will pay holders surrendering shares of Common Stock the Cash Election Price for each share of Common Stock surrendered, cash payments in lieu of fractional Non-Cash Election Shares, if any, and any applicable tax that the Exchange Agent is required to withhold. The Exchange Agent shall advise Zilog at least 48 hours in advance each time additional funds are needed to make any such payment or withholding. Upon such notification, Zilog will wire immediately available funds to the Zilog Account in an amount equal to the funds needed to make any such payment.


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         3. Distribution of Merger Consideration by the Exchange Agent.

         (a) Distribution of Non-Cash Election Forms. Attached hereto as Exhibit C is a Non-Cash Election Form (the "Non-Cash Election Form") to be used by holders of Common Stock making Non-Cash Elections. Zilog shall notify the Exchange Agent of the date of mailing of proxy materials to holders of Common Stock in connection with the Special Meeting of Stockholders to be held to approve the Merger and the transactions contemplated by the Merger Agreement (the "Special Meeting"). As soon as reasonably practicable thereafter, the Exchange Agent shall address and mail and otherwise make available the Non-Cash Election Form to each holder of Common Stock as of December 10, 1997, the record date of the Special Meeting (the "Record Date").

         (b) Distribution of Transmittal Letters. Attached hereto as Exhibit D is a Letter of Transmittal (the "Transmittal Letter") to be used by holders of Common Stock (other than


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holders who have made effective Non-Cash Elections with respect to all or a portion of their shares of Common Stock) to surrender such shares (and the certificates evidencing such shares) in exchange for the Cash Election Price for each share of such holder's Common Stock for which an effective Non-Cash Election has not been made. Zilog shall notify the Exchange Agent that the Effective Time has occurred, and as soon as reasonably practicable thereafter, the Exchange Agent shall address and mail and otherwise make available the Transmittal Letter to each holder of Common Stock as of the Effective Time (other than holders who have made effective Non-Cash Elections with respect to all or a portion of their shares of Common Stock).

         (c)  Examination of Documents Submitted by Stockholders.

         (i) Upon receipt thereof, the Exchange Agent shall examine the Non-Cash Election Forms, Transmittal Letters, certificates representing shares of Common Stock (the "Common Stock Certificates") and other documents delivered to the Exchange Agent by or for holders of Common Stock in connection with such Non-Cash Election Forms and/or Transmittal Letters to ascertain whether (A) such Non-Cash Election Forms and/or the Transmittal Letters are duly executed and properly completed in accordance with the instructions set forth therein (including, in the case of Non-Cash Election Forms, whether such Forms have been received by 5:00 p.m., New York city time, on January 23, 1998 (the "Election Date")), (B) the Common Stock Certificates are in proper form for surrender, and
(C) any other required documents submitted to the Exchange Agent are in proper form. In addition, the Exchange Agent shall examine surrendered Common Stock Certificates to ascertain whether any stop transfer orders are in effect with respect thereto.

         (ii) If a Non-Cash Election Form, Transmittal Letter or other document has been improperly executed or completed, or is otherwise not in proper form or is subject to any other irregularity (including any irregularity relating to a stop transfer order), the Exchange Agent shall take such action as the Exchange Agent deems appropriate to notify the tendering stockholder of such irregularity and to request that such irregularity be corrected; provided, that with respect to any irregularity in or relating to a Non-Cash Election Form of which the Exchange Agent becomes aware following the Election Date, or which has not been corrected by the stockholder prior to or on the Election Date, the Exchange Agent shall (A) notify the stockholder who submitted such Non-Cash Election Form of such irregularity and that an effective Non-Cash Election has not been made with respect to the shares of Common Stock delivered by such stockholder, (B) provide such stockholder with a Transmittal Letter and (C) advise such stockholder in such notice to complete and execute the Transmittal Letter in order to receive the Cash Election Price for each share of Common Stock originally submitted by such stockholder in connection with such ineffective Non-Cash Election. If any such irregularity is not corrected within a reasonable period of time after notification to the tendering stockholder of such irregularity, the Exchange Agent shall notify Zilog and await further written instructions from Zilog. Zilog reserves the right to waive any defect or irregularity in the form of delivery of Common Stock Certificates and accompanying Non-Cash Election Forms and/or Transmittal Letters.


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         (d) Payment of the Merger Consideration. As soon as reasonably practicable following the Effective Time of the Merger (the "Effective Time"), subject to proration as set forth in the Merger Agreement:

                  (i) The Exchange Agent shall, with respect to each share of issued and outstanding Common Stock with respect to which an effective Non-Cash Election has been made and not withdrawn (each, an "Electing Share") converted through election or proration into the right to receive Non-Cash Election Shares pursuant to the Merger Agreement and upon receipt of the Common Stock Certificates covering such Electing Shares, together with a duly executed and completed Non-Cash Election Form (or in the event that proration occurs, a duly executed and completed Transmittal Letter) and any other required documents, arrange for the issuance by the Transfer Agent and the delivery of stock certificates in the name(s) of the person(s) entitled thereto representing the whole number of Non-Cash Election Shares issuable with respect to each Electing Share pursuant to the Merger Agreement (it being understood that no certificates or scrip representing fractional Non-Cash Election Shares shall be issued upon the surrender for exchange of Common Stock Certificates).

                  (ii) The Exchange Agent shall, with respect to shares of Common Stock (other than Electing Shares converted into the right to receive Non-Cash Election Shares pursuant to the Merger Agreement), upon receipt of Common Stock Certificates covering such shares, together with a duly executed and completed Transmittal Letter and any other required documents, make the cash payment of the Cash Election Price with respect to each such share of Common Stock required pursuant to the Merger Agreement. Each such cash payment shall be made with funds withdrawn from the Zilog Account.

                  (iii) The Exchange Agent shall, with respect to any fractional Non- Cash Election Share to which a holder of Common Stock is entitled as a result of proration, make the cash payment in lieu of such fractional share representing such holder's proportionate interest in the Cash Election Price required pursuant to the Merger Agreement. Each such cash payment shall be made with funds withdrawn from the Zilog Account.

                  (iv) The Exchange Agent will execute and deliver to the Transfer Agent, at least twice weekly, a written notice and documentation indicating the certificates representing Non-Cash Election Shares needed for issuance and setting forth the number of shares to be represented by each such certificate and the name in which each certificate should be issued.

                  (v) No interest shall be paid to holders of Common Stock on or with respect to any amount payable upon delivery of Common Stock Certificates in respect thereof. Insofar as required by any governmental agency or authority, the Exchange Agent shall, in a timely manner, provide all information and file all forms or returns with regard to the payments made pursuant to this Agree-


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         ment, including, without limitation, Forms 1099-B and other information, forms and returns relating to income taxes.

         (e) Follow-up Letters. No later than three (3) months after the Effective Time, the Company will mail or cause to be mailed a follow-up letter to all stockholders who did not theretofore surrender their Common Stock Certificates (or supply an affidavit of loss and bond of indemnity in lieu thereof) for exchange. The follow-up letter will be mailed with a Letter of Transmittal and related documentation.

         (f) Stockholder Search. No later than four (4) months after the Effective Time, the Exchange Agent will endeavor to locate all stockholders who failed to respond and who have not either surrendered their Common Stock Certificates (or supplied an affidavit of loss and bond of indemnity in lieu thereof) for exchange. The effort to locate such stockholders shall take the form of matching known information about such holders with data maintained on at least one commercially available database maintained for the purpose of locating heirs, debtors and/or other persons of unknown address.

         (g) Escheat. At the time prescribed by the laws of the several states and the District of Columbia, but at no time earlier than such time, the Exchange Agent shall escheat all Non-Cash Election Shares, accrued dividends on such Non-Cash Election Shares, if any, cash payable in lieu of fractional Non-Cash Election Shares, and any other related property which the Exchange Agent is holding for stockholders who did not surrender their Common Stock Certificates. Such escheatment shall be made to any and all states entitled to the above-mentioned property in the manner set forth by the statutes of the relevant states. The Exchange Agent may, at its sole discretion, escheat the property either directly to the states or through an intermediary or intermediaries designated by one or more of the states entitled to a portion of the escheated property. Zilog agrees to cooperate with the Exchange Agent by executing any agreement, release, indemnification or other document reasonably necessary to effect the escheatment of the unclaimed assets described above.

         (h)  Additional Distribution Matters.

         (i) Records. Unless otherwise required pursuant to this Agreement, all Non-Cash Election Forms, Transmittal Letters, Common Stock Certificates and related documentation shall be recorded by the Exchange Agent as to date and time of receipt and shall be preserved and retained by the Exchange Agent, subject to Section 5 hereof.

         (ii) Cancellation of Common Stock Certificates. Upon delivering of certificates representing Non-Cash Election Shares, the Cash Election Price for each share of Common Stock or cash payments in lieu of fractional Non-Cash Election Shares, if any (collectively, the "Merger Consideration"), in exchange for each share of Common Stock, the Exchange Agent shall cancel or arrange for the cancellation of all such shares of Common Stock and related Common Stock Certificates, and such Common Stock Certificates shall be retained by the Exchange Agent pending further instructions from Zilog and subject to Section 5 hereof.


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         (iii) Lost, Stolen or Destroyed Certificates. After the Effective Date,
if any holder of Common Stock shall report to the Exchange Agent that its failure to surrender Common Stock Certificates registered in its name is due to the loss, misplacement or destruction of such Common Stock Certificates, the Exchange Agent shall require such holder to furnish an appropriate affidavit of loss and a bond of indemnity of a recognized surety company, which shall include indemnification of the Exchange Agent, Zilog and the Transfer Agent, all in such form as shall have been approved by counsel for Zilog. Upon receipt by the Exchange Agent of the foregoing, the Exchange Agent shall be authorized to transmit the Merger Consideration to such holder without surrender by it of Common Stock Certificates.

         (iv) Requests for Information. The Exchange Agent will refer all requests for information to Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072-2586, (888) 881-0529 (the "Information Agent"). The Exchange Agent will cooperate with the Information Agent in providing information with respect to Non-Cash Election Forms, Transmittal Letters, Common Stock Certificates, the surrender of shares of Common Stock and payment of the Merger Consideration therefor.

         (v) Dissenting Shares. As soon as reasonably practicable following the Effective Time, Zilog shall notify the Exchange Agent of the names of holders of Common Stock who have preserved, and the number of shares of Common Stock with respect to which there have been preserved, statutory rights of dissenting stockholders. If the Exchange Agent receives Common Stock Certificates owned by any such holders, the Exchange Agent shall notify Zilog of the identity of each such holder, the number of shares of Common Stock submitted by each such holder, the number of such shares constituting Electing Shares and shall, as soon as reasonably practicable after notification to Zilog upon receipt of Transmittal Letters or Non-Cash Election Forms and any other necessary documentation with respect to such shares, deliver to the holders thereof the Merger Consideration in accordance with the Merger Agreement.

         (vi) List of Stockholders. The Exchange Agent shall prepare and certify as correct and complete (A) a list of holders of record of Non-Cash Election Shares owned by each stockholder, (B) the certificate number of each stockholder's Common Stock Certificates, including appropriate identification of all Common Stock Certificates alleged to have been lost, stolen or destroyed, all Common Stock Certificates the transfer of which is restricted and all "stops" notations in effect with respect to such Common Stock Certificates, (C) the number of shares of Common Stock with respect to which each holder has made a Non-Cash Election, if any, and (D) the certificate numbers of all certificates representing Non-Cash Election Shares issued to each holder, if any. One copy of such list shall be delivered to Zilog as promptly as practicable after the Effective Time.

         (vii) Depository Trust Company. The Exchange Agent shall make arrangements with respect to delivery of shares of Common Stock and Common Stock Certificates by The Depository Trust Company in connection with the Merger in accordance with customary procedures for such transfer not inconsistent with the terms of this Agreement or custom and practice in the industry generally.


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         4. Indemnification. The Exchange Agent shall be indemnified and held harmless by Zilog from and against any and all reasonable expenses, including reasonable counsel fees and disbursements, or losses suffered by the Exchange Agent hereunder; provided, however, that the Exchange Agent shall not be indemnified and held harmless with respect to such expenses or losses which result from or arise out of the Exchange Agent's gross negligence, misconduct or bad faith. Promptly after the receipt by the Exchange Agent of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Exchange Agent shall, if a claim in respect thereof is to be made against Zilog, notify Zilog in writing. Zilog shall be entitled to participate in the defense of any such claim or legal action or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding. In the event of such assumption, Zilog shall not be liable for any fees and expenses of counsel thereafter incurred by the Exchange Agent. In the event, however, that it is determined and expressed in the written opinion of the Exchange Agent's counsel that having common counsel or counsel selected by Zilog would present a conflict of interest or there are alternative defenses available to the Exchange Agent which are incompatible with those of or unavailable to Zilog, then the Exchange Agent may employ separate counsel to represent and defend the Exchange Agent with respect to such claim. For the purposes hereof, the term "expense or loss" means any amount paid or payable to satisfy any claim, demand, action, suit or proceeding settled with the express written consent of the Exchange Agent, and all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

         5. Termination. Promptly following the date which is six months after the Effective Time, upon request of Zilog, the Exchange Agent shall deliver to Zilog all remaining cash in the Zilog Account (including interest thereon), Common Stock Certificates, returned Non- Cash Election Forms and Transmittal Letters and related documentation, stock lists and stock records of Zilog and other instruments in its possession relating to the transactions described herein, accompanied by an accounting for all payments and issuances of Non-Cash Election Shares made by the Exchange Agent pursuant to this Agreement, and the Exchange Agent's duties shall thereupon terminate. If any Common Stock Certificates are surrendered to the Exchange Agent for payment after such termination, the Exchange Agent shall promptly forward such Common Stock Certificates, together with the related Transmittal Letters and any other documents, to Zilog, or as Zilog may otherwise direct.

         6.  Concerning the Exchange Agent.

         (a) In the event that the Exchange Agent should at any time be confronted with inconsistent claims or demands by the parties hereto, the Exchange Agent shall have the right to interplead said parties in any court of competent jurisdiction and request that such court determine such respective rights of the parties with respect to this Agreement and upon doing so, the Exchange Agent automatically shall be released from any obligations or liability as a consequence of any such claims or demands.


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         (b) The Exchange Agent may execute any of its powers or
responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys. The Exchange Agent shall not be responsible for and shall not be under a duty to examine into or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any agreement amendatory or supplemental hereto.

         (c) The Exchange Agent may act upon any instrument or other writing believed by it in good faith to be genuine and to have been signed or presented by the proper person and shall not be liable to any party hereto in connection with the performance of its duties hereunder except for its own gross negligence or willful misconduct. The Exchange Agent's duties shall be determined only with reference to this Agreement and applicable laws and the Exchange Agent is not charged with knowledge of or any duties or responsibilities in connection with any other document or agreement. If in doubt as to its duties and responsibilities hereunder, the Exchange Agent may consult with counsel of its choice at its own expense and shall be protected in any action taken or omitted in connection with the advice or opinion of such counsel.

         (d) The Exchange Agent shall have the right at any time to resign hereunder by giving written notice of its resignation to the parties hereto at the addresses set forth herein or at such other address as the parties shall provide, at least ten business days prior to the date specified for such resignation to take effect; and upon the effective date of such resignation, all cash and other payments and all other property then held by the Exchange Agent hereunder shall be delivered by it to such successor agent or as otherwise shall be designated in writing by the parties hereto.

         7.  Miscellaneous.

         (a) Further Assurance. From time-to-time and after the date hereof, Zilog shall deliver or cause to be delivered to the Exchange Agent such further documents and instruments and shall do and cause to be done such further acts as the Exchange Agent shall reasonably request (it being understood that the Exchange Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Exchange Agent Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

         (b) Consents to Service of Process. Each of the parties hereto hereby irrevocably consents to the jurisdiction of the courts of the Commonwealth of Massachusetts and of any Federal Court located in such Commonwealth, each as many have competent jurisdiction, in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder and waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to such person at such person's address for purposes of notice hereunder.


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         (c) Counterparts. This Agreement may be executed in one or more counterparts, each one of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         (d) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

         (e) Payments in U.S. Dollars. All amounts referred to herein are expressed in U.S. Dollars and all payments by the Exchange Agent shall be made in such currency.

         (f) Assignment; Amendment; Successors and Assigns. This Agreement and the rights and obligations hereunder may not be assigned by the Exchange Agent without Zilog's prior written consent. This Agreement shall be binding upon and inure to the benefit of each party's respective successors, heirs and permitted assigns. No other person shall acquire or have any rights under or by virtue of this Agreement. This Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by each of the parties hereto. This Agreement is intended to be for the sole benefit of the parties hereto, and their respective successors, heirs and permitted assigns, and none of the provisions of this Agreement are intended to be nor shall they be construed to be, for the benefit of any third person.

         (g) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         (h) Notices. All notices and other communications hereunder shall be delivered to the respective parties at the following addresses:


If to Zilog:

         Zilog, Inc.
         210 Hacienda Avenue
         Campbell, CA 95008-6600
         Attn:  General Counsel


With a Copy to:

         Pillsbury Madison & Sutro LLP
         2550 Hanover Street
         Palo Alto, CA 94304
         Attn:  Katharine A. Martin


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If to the Exchange Agent:

         BankBoston, N.A.
         Corporate Agency and Reorganization
         150 Royall Street
         Canton, MA 02021
         Attn:  -------------------



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

                                          ZILOG, INC.



                                          By
                                            -------------------------------

                                          Title
                                               ----------------------------


                                          BANKBOSTON, N.A.



                                          By
                                            -------------------------------

                                          Title
                                               ----------------------------


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